Exhibit 99.2

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On March 8, 2019, in connection with the closing (the “Transaction”), RTI Surgical, Inc. (“Legacy RTI”) and Paradigm Spine LLC (“Paradigm”) became direct wholly owned subsidiaries of RTI Surgical Holdings, Inc. (the “Company”). The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019, and for the year ended December 31, 2018, combine the historical consolidated statements of operations of Legacy RTI and Paradigm, giving effect to the Transaction as if it had occurred on January 1, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma events that are: (i) directly attributable to the Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical audited consolidated financial statements and unaudited interim condensed consolidated financial statements and accompanying notes of the Company and Paradigm. The unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results that would have occurred if the Transaction had been completed at January 1, 2018.

The unaudited pro forma condensed combined financial information and related notes were prepared using the purchase method of accounting with Legacy RTI treated as the acquiring entity. Accordingly, the total consideration transferred by Legacy RTI to complete the Transaction with Paradigm will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the Transaction. The allocation is dependent upon certain preliminary valuations utilized to allocate the total consideration transferred and are based on the actual net tangible and intangible assets of Paradigm which exist as of March 8, 2019. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Increases or decreases in the fair value of relevant amounts of assets acquired and liabilities assumed will result in adjustments to the historical balance sheet and/or statement of operations. There can be no assurances that the final determination will not result in material changes.

The assumptions and estimates underlying the unaudited adjustments in the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities.

The unaudited pro forma condensed combined financial information have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information do not purport to project the future operating results of the combined company.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2019

(In thousands, except share and per share data)

	RTI Surgical Holdings	Paradigm (Jan 1-Mar 8)	Pro Forma Adjustments		Combined
Revenues	$69,741	$6,978	$—		$76,719
Costs of processing and distribution	31,737	899	—		32,636

Gross profit	38,004	6,079	—		44,083

Expenses:
Marketing, general and administrative	31,883	7,558	—		39,441
Research and development	4,336	147	—		4,483
Asset impairment and abandonments	15	—	—		15
Acquisition and integration expenses	8,957	—	—		8,957

Total expenses	45,191	7,705	—		52,896

Operating loss	(7,187)	(1,626)	—		(8,813)

Other (expense) income:
Interest expense	(1,604)	(4,998)	2,900	3a	(3,702)
Interest income	131	—	—		131
Foreign exchange loss	(31)	14	—		(17)

Total other expense - net	(1,504)	(4,984)	2,900		(3,588)

Loss before income tax provision	(8,691)	(6,610)	2,900		(12,401)
Income tax provision	(396)	(98)	(928	) 3b	(1,422)

Net loss	(9,087)	(6,708)	1,972		(13,823)

Net loss applicable to common shares	$(9,087)	$(6,708)	$1,972		$(13,823)

Other comprehensive loss:
Unrealized foreign currency translation loss	(393)	—	—		(393)

Comprehensive loss	$(9,480)	$(6,708)	$1,972		$(14,216)

Net loss per common share - basic	$(0.14)				$(0.21)

Net loss per common share - diluted	$(0.14)				$(0.21)

Weighted average shares outstanding - basic	65,675,203				65,675,203

Weighted average shares outstanding - diluted	65,675,203				65,675,203

See accompanying notes to unaudited proforma condensed combined financial information.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(In thousands, except share and per share data)

	RTI Surgical Holdings	Paradigm	Pro Forma Adjustments		Combined
Revenues	$280,855	$40,810	$—		$321,665
Costs of processing and distribution	140,732	5,408	—		146,140

Gross profit	140,123	35,402	—		175,525

Expenses:
Marketing, general and administrative	119,217	53,586	—		172,803
Research and development	14,410	362	—		14,772
Severance and restructuring costs	2,280	—	—		2,280
Asset impairment and abandonments	4,774	—	—		4,774
Acquisition and integration expenses	4,943	—	—		4,943
Cardiothoracic closure business divestiture contingency consideration	(3,000)	—	—		(3,000)

Total expenses	142,624	53,948	—		196,572

Operating loss	(2,501)	(18,546)	—		(21,047)

Other (expense) income:
Interest expense	(2,771)	(24,084)	12,688	3a	(14,167)
Interest income	35	70	—		105
Other income	—	26	—		26
Loss on extinguishment of debt	(309)	—	—		(309)
Foreign exchange loss	(35)	—	—		(35)

Total other expense - net	(3,080)	(23,988)	12,688		(14,380)

Loss before income tax benefit (provision)	(5,581)	(42,534)	12,688		(35,427)
Income tax benefit (provision)	4,331	(15)	(4,060	) 3b	256

Net loss	(1,250)	(42,549)	8,628		(35,171)
Convertible preferred dividend	(2,120)	—	—		(2,120)

Net loss applicable to common shares	$(3,370)	$(42,549)	$8,628		$(37,291)

Other comprehensive loss:
Unrealized foreign currency translation loss	(941)	(255)	—		(1,196)

Comprehensive loss	$(4,311)	$(42,804)	$8,628		$(38,487)

Net loss per common share - basic	$(0.05)	$(0.57)	$0.80		$(0.50)

Net loss per common share - diluted	$(0.05)	$(0.57)	$0.80		$(0.50)

Weighted average shares outstanding - basic	63,521,703	74,251,317	10,729,614	3c	74,251,317

Weighted average shares outstanding - diluted	63,521,703	74,251,317	10,729,614	3c	74,251,317

See accompanying notes to unaudited proforma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

On March 8, 2019, in connection with the closing (the “Transaction”), RTI Surgical, Inc. (“Legacy RTI”) and Paradigm Spine LLC (“Paradigm”) became direct wholly owned subsidiaries of RTI Surgical Holdings, Inc. (the “Company”). The unaudited pro forma condensed combined financial information has been derived from financial statements prepared in accordance with GAAP and reflects the acquisition of Paradigm by Legacy RTI.

The underlying financial information of Legacy RTI has been derived from the audited consolidated financial statements of Legacy RTI included in Legacy RTI’s Annual Report on Form 10-K for the year ended December 31, 2018, and the unaudited condensed consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019. The underlying financial information of Paradigm has been derived from the audited financial statements of Paradigm for the year ended December 31, 2018, which are included in this Current Report Form 8-K/A.

The Transaction has been treated as an acquisition of a business, with Legacy RTI as the acquirer and Paradigm as the acquiree. This unaudited pro forma condensed combined financial information has been prepared assuming that the Transaction had been completed on January 1, 2018, and is not intended to reflect the financial results of operations which would have actually resulted had the Transaction been effected on the dates indicated.

The unaudited pro forma condensed combined financial information reflects the preliminary assessment of fair values of assets acquired (including lives of assets acquired) and liabilities assumed. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the Paradigm assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include identifiable intangible assets. There can be no assurances that the final determination will not result in material changes.

Note 2. Total Consideration Transferred and Allocation

a) Total Consideration Transferred

Under the terms of the Transaction, Paradigm was acquired by Legacy RTI, for upfront total cash and stock consideration of $160,730 and contingent cash and stock consideration of $94,976. The total consideration transferred was calculated as follows:

	(in thousands, except share and per share data)
Total cash portion of the consideration transferred	$100,000	i.
Total value of stock portion of the consideration transferred	60,730	ii.
RTI Surgical Holdings share price	5.66	ii.
Total shares of RTI Surgical Holdings common stock issued	10,729,614	ii.
Fair value of contingent consideration	94,976	iii.
Total consideration transferred	255,706	iv.

i. The cash portion of the total consideration transferred came from the net proceeds of Ares Capital Corporation’s loan to Legacy RTI, which closed on March 8, 2019. See Note 3, below.

ii. The value of the stock portion of the total consideration transferred is $60,730. For purposes of preparing this unaudited pro forma condensed combined financial information, Legacy RTI utilized a per share price equal to $5.66, based on the closing price of Legacy RTI’s common stock on March 8, 2019. Legacy RTI was the stock trading entity on the Transaction date of March 8, 2019.

iii. For purposes of preparing this unaudited pro forma condensed combined financial information, the preliminary assessment of contingent consideration was determined based on a probability weighted model. To determine the fair value of the contingent consideration, the Company’s management utilized revenue and Adjusted EBITDA forecasts for Paradigm for the duration of the contingency period and weighted average cost of capital of 13.5%. The detailed valuation studies necessary to arrive at the required estimate of the fair values of contingent consideration have not been completed. There can be no assurances that the final determination will not result in material changes.

iv. The total consideration transferred to be issued in connection with the Transaction reflected in this unaudited pro forma condensed combined financial information does not purport to represent the actual total consideration transferred in connection with the Transaction. For example, as discussed above, the estimated fair value of contingent consideration is subject to change as the detailed valuation studies necessary to arrive at the required estimate of fair values are preliminary.

b) Preliminary Allocation of Total Consideration Transferred to Assets Acquired and Liabilities Assumed

	(in thousands)
Cash and cash equivalents	$79	i.
Accounts receivable	5,220	i.
Inventories	5,898	i.
Other current assets	1,752	i.
Property, plant and equipment	379	i.
Current liabilities	(6,169)	i.
Goodwill	248,547	ii.

	$255,706

i. The unaudited pro forma condensed combined financial information has been prepared using the Company’s available accounting records as of March 8, 2019. Therefore, except as noted below, the carrying value of assets and liabilities are considered to be a proxy for fair value of those assets and liabilities.

ii. For purposes of the pro forma analysis, goodwill of $248,547 was included to reflect the total excess of the total consideration transferred over the fair value of the net assets acquired.

Note 3. Pro Forma Transaction Adjustments

The unaudited pro forma condensed combined financial information reflects the following adjustments:

a) Interest Expense

Legacy RTI financed the cash portion of the total consideration transferred with cash provided through a term loan from a single draw on March 8, 2019, in connection with the Transaction. Legacy RTI borrowed $100,000 on March 8, 2019. Interest will accrue at an annual rate equal to (i) one-month LIBOR plus (ii) 8.75%. For purposes of this unaudited pro forma condensed combined financial information, interest calculations were performed assuming an interest rate of 11.25%. Pro forma adjustments have been made to reflect the addition in interest expense of $2,071 and $11,250 for the three months ended March 31, 2019 and for the year ended December 31, 2018, respectively, and included in interest expense is the amortization of debt issuance cost of $27 and $146 for the three months ended March 31, 2019 and for the year ended December 31, 2018, respectively, related to the new debt issued based on the assumptions described above.

The adjustment to interest expense assumes the principal, stated amount, assumed rates on the Debt, and the pro forma weighted average shares outstanding do not change from those assumed as described herein, however, a 0.125% change in the LIBOR interest rate of the Debt would result in an increase or decrease in pro forma annual interest expense of approximately $93 and would increase or decrease pro forma annual earnings per share (basic and diluted) by less than $0.01 per share.

An adjustment to eliminate Paradigm’s interest expense of $4,998 and $24,084 was reflected in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019 and for the year ended December 31, 2018, respectively.

b) Income Tax (Provision) Benefit

Pro forma adjustments were factored at an effective income tax rate of 32% for both the year ended December 31, 2018 and the three months ended March 31, 2019, which is in line with the historical Legacy RTI effective tax rate.

c) Net Income per Common Share

Legacy RTI’s calculations of pro forma net income per share of common stock for the year ended December 31, 2018 include the impact of items discussed in this Note 3, including the weighted average number of shares of common stock outstanding on a pro forma basis. The pro forma weighted average number of shares of common stock outstanding for the year ended December 31, 2018, has been calculated as if the shares issued in connection with the Transaction had been issued and outstanding as of the beginning of the period.